UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2015

FORTINET, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	001-34511	77-0560389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Kifer Road

Sunnyvale, CA 94086

(Address of principal executive offices, including zip code)

(408) 235-7700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2015, the Board of Directors (the “Board”) of Fortinet, Inc. (the “Company”) appointed Judith Sim to serve as a director of the Company, effective June 22, 2015. Ms. Sim will serve as a Class III director whose term will expire at the Company’s 2018 annual meeting of stockholders. There is no arrangement or understanding between Ms. Sim and the Company or any other person pursuant to which she was selected as a director. Ms. Sim has not yet been appointed to any standing committees of the Board. The Company will file an amendment to this Form 8-K to disclose any such appointments after they are made.

In connection with her appointment, and in accordance with the Company’s annual cash retainer which is described in the Company’s most recent proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 30, 2015, Ms. Sim will receive an annual cash retainer for serving on the Board of $40,000, paid quarterly, and it is expected that the Board will approve a grant of restricted stock units (“RSUs”) to her. In accordance with a change of control agreement entered into between Ms. Sim and the Company, all of her unvested equity awards at the time of a change of control, including the RSUs, will vest immediately prior to the consummation of the change of control.

Ms. Sim has also entered into the Company’s standard form of indemnification agreement for non-executive directors, which is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 10, 2009 (File No. 333-161190).

A copy of the Company’s press release relating to this announcement is being furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated June 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTINET, INC.

By:	/s/ JOHN WHITTLE
John Whittle
Vice President and General Counsel

Date: June 19, 2015